AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 23, 2003
                                            REGISTRATION NO.  333-

================================================================================

                  SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549
                       -----------------------
                               FORM S-3
                       REGISTRATION STATEMENT
                                UNDER
                     THE SECURITIES ACT OF 1933
                       -----------------------
                THE READER'S DIGEST ASSOCIATION, INC.
        (Exact name of registrant as specified in its charter)

    DELAWARE               READER'S DIGEST ROAD             13-1726769
(State or other       PLEASANTVILLE, NY  10570-7000     (I.R.S. Employer
  jurisdiction               (914)238-1000              Identification No.)
of incorporation
or organization)

                  (Address, including zip code, and telephone
                         number, including area code, of
                   registrant's principal executive offices)
                            -----------------------

                           CLIFFORD H.R. DUPREE, ESQ.
                      VICE PRESIDENT, CORPORATE SECRETARY
                         AND ASSOCIATE GENERAL COUNSEL
                     THE READER'S DIGEST ASSOCIATION, INC.
                              READER'S DIGEST ROAD
                            PLEASANTVILLE, NY 10570
                                 (914) 238-1000
                    (Name, address, including zip code, and
                 telephone number, including area code, of agent
                                  for service)

                            -----------------------
                                   Copies to:

JOHN T. GAFFNEY, ESQ.       PATRICIA A. VLAHAKIS, ESQ.      JONATHAN JEWETT
Cravath, Swaine & Moore  Wachtell, Lipton, Rosen & Katz  Shearman & Sterling
         LLP                 51 West 52nd Street                 LLP
825 Eighth Avenue           New York, New York  10019    599 Lexington Avenue
New York, New York  10019        (212) 403-1000        New York, New York  10022
   (212) 474-1000                                             (212) 848-4000

                            -----------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

                            -----------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.   [  ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   [  ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE
================================================================================
                                    PROPOSED        PROPOSED
TITLE OF EACH         AMOUNT        MAXIMUM         MAXIMUM         AMOUNT OF
CLASS SECURITIES       TO BE        OFFERING        AGGREGATE     REGISTRATION
TO BE REGISTERED    REGISTERED(1) PRICE PER UNIT  OFFERING PRICE      FEE(3)
--------------------------------------------------------------------------------
Common Stock, par
value $0.01 per
share...............12,638,487        $13.49     $170,493,189.63   $13,792.90

================================================================================

(1) Includes 1,648,498 shares that the underwriters have the option to purchase to cover overallotments.

(2) Calculated pursuant to Rule 457(c), based on the average of the high and low prices of the Common Stock reported on the New York Stock Exchange Composite Tape on July 22, 2003 ($13.49 per share).

================================================================================

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY THE EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                   Subject to Completion. Dated July 23, 2003.

                               10,989,989 Shares

                     THE READER'S DIGEST ASSOCIATION, INC.

                                 COMMON STOCK

                                 -------------

     The selling stockholder identified in this prospectus is offering all 10,989,989 shares to be sold in this offering. Reader's Digest will not receive any of the proceeds from the sale of these shares.

     The Common Stock is listed on the New York Stock Exchange under the symbol "RDA." On July 22, 2003, the last reported sale price of the Common Stock was $13.55 per share.

                                 -------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 -------------

                                                        Per Share    Total
                                                        ---------    -----
Initial price to public................................ $            $
Underwriting discount.................................. $            $
Proceeds, before expenses, to the selling stockholder.. $            $

     To the extent that the underwriters sell more than 10,989,989 shares of Common Stock, the underwriters have the option to purchase up to an additional 1,648,498 shares from the selling stockholder at the initial price to the public less the underwriting discount.

                                 -------------

     The underwriters expect to deliver the shares against payment in New York,
New York on           , 2003.


GOLDMAN, SACHS & CO.                                MERRILL LYNCH & CO.

                                 -------------

                    Prospectus dated         , 2003.


The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                             ADDITIONAL INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission's website at www.sec.gov. You may also read and copy any document we file with the Securities and Exchange Commission at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. We maintain a website at www.rd.com. The information contained on our website is not incorporated by reference in this prospectus and you should not consider it a part of this prospectus.

     The Securities and Exchange Commission allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates important business and financial information about Reader's Digest that is not included in or delivered with this prospectus. This prospectus incorporates by reference the documents set forth below that have previously been filed with the Securities and Exchange
Commission:

     1.   Annual Report on Form 10-K for the fiscal year ended June 30, 2002;

     2. Quarterly Reports on Form 10-Q for the quarters ended September 30, 2002, December 31, 2002 and March 31, 2003;

     3. Current Reports on Form 8-K filed July 26, 2002, July 31, 2002, August 8, 2002, August 9, 2002, August 14, 2002, August 27, 2002, August 28,
          2002, September 24, 2002, October 1, 2002, October 16, 2002, October 21, 2002, October 25, 2002, October 31, 2002 (amending Current Report on Form 8-K dated May 21, 2002), December 13, 2002, January 23, 2003, February 24, 2003, February 25, 2003, April 22, 2003, June 4, 2003,
          June 26, 2003, July 23, 2003 and July 23, 2003 (amending Current Report on Form 8-K dated October 25, 2002);

     4.   Proxy Statement on Schedule 14A, dated September 26, 2002; and

     5. Registration Statement on Form 8-A, filed on January 16, 1990, as amended by the Form 8-A/A filed on December 13, 2002.

     We are also incorporating by reference additional documents that we file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the filing of this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed "filed" with the SEC, including any information furnished pursuant to Items 9 or 12 of Form 8-K.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and telephone number:

                               Investor Relations
                     The Reader's Digest Association, Inc.
                       Pleasantville, New York 10570-7000
                           Telephone: (914) 244-7446

     This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. Neither the delivery of this prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth in or incorporated by reference into this prospectus or in our affairs since the date of this prospectus.

     We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. This prospectus is dated
          , 2003. You should not assume that the information contained in this prospectus is accurate as of any date other than such date.

                        CAUTIONARY STATEMENT CONCERNING
                           FORWARD-LOOKING STATEMENTS

     This prospectus contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We make forward-looking statements in this prospectus and in other documents filed with the Securities and Exchange Commission to which we refer you. For each of these "forward-looking statements" we claim the protection of the safe harbor for "forward-looking statements" contained in the Private Securities Litigation Reform Act of 1995.

     Forward-looking statements include any statements that address future results or occurrences. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "intends," "plans," "believes," "estimates," "predicts," "potential," or "continue" or the negative of these terms or other comparable terminology. Forward-looking statements inherently involve risks and uncertainties that could cause actual future results and occurrences to differ materially from the forward-looking statements. Some of these risks and uncertainties include factors relating to:

     o the effects of potentially more restrictive privacy and other governmental regulation relating to our marketing methods;

     o    the effects of modified and varied promotions;

     o    our ability to identify customer trends;

     o our ability to continue to create and acquire a broadly appealing mix of new products;

     o our ability to attract and retain new and younger magazine subscribers and product customers in view of the maturing of an important portion of our customer base;

     o our ability to attract and retain subscribers and customers in an economically efficient manner;

     o    the effects of selective adjustments in pricing;

     o our ability to expand and more effectively utilize our customer database;

     o our ability to expand into new international markets and to introduce new product lines into new and existing markets;

     o    our ability to expand into new channels of distribution;

     o our ability to negotiate and implement productive acquisitions (including the Reiman acquisition), strategic alliances and joint ventures;

     o our ability to successfully integrate newly acquired and newly formed businesses (including the Reiman business);

     o the strength of relationships of newly acquired and newly formed businesses (including the Reiman business) with their employees, suppliers and customers;

     o the accuracy of the basis of forecasts relating to newly acquired and newly formed businesses (including the Reiman business);

     o our ability to achieve financial savings related to restructuring programs;

     o our ability to contain and reduce costs, especially through global efficiencies;

     o the cost and effectiveness of our re-engineering of business processes and operations;

     o the accuracy of our management's assessment of the current status of our business;

     o    the evolution of our organizational and structural capabilities;

     o our ability to respond to competitive pressures within and outside the direct marketing industry, including the Internet;

     o    the effects of worldwide paper and postage costs;

     o the effects of possible postal disruptions on deliveries of promotions, products and payments;

     o    the effects of foreign currency fluctuations;

     o the accuracy of our management's assessment of the future effective tax rate and the effects of initiatives to reduce the rate;

     o    the adequacy of our financial resources;

     o the effects of the terms of, and increased leverage resulting from additional borrowings under, our credit facilities;

     o    the effects of interest rate fluctuations;

     o the effects of ratings downgrades resulting from our increased leverage;

     o the effects of economic and political changes in the markets where we compete;

     o    the effects of weather in limiting access to consumers; and

     o the economic effects of terrorist activity and subsequent related events, especially those limiting access to consumers and otherwise affecting the direct marketing industry.

                               PROSPECTUS SUMMARY

     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION WE HAVE INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. HOWEVER, THIS SUMMARY DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. MORE DETAILED INFORMATION ABOUT THIS OFFERING, OUR BUSINESS AND OUR FINANCIAL AND OPERATING DATA IS CONTAINED ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE ENCOURAGE YOU TO READ THIS PROSPECTUS IN ITS ENTIRETY BEFORE MAKING AN INVESTMENT DECISION.

     UNLESS WE INDICATE OTHERWISE, REFERENCES IN THIS PROSPECTUS TO "READER'S DIGEST," "WE," "US" AND "OUR" ARE TO THE READER'S DIGEST ASSOCIATION, INC. AND ITS CONSOLIDATED SUBSIDIARIES.

                                READER'S DIGEST

The Reader's Digest Association, Inc.
Pleasantville, New York  10570-7000
(914) 238-1000
website: http://www.rd.com

     We are a global leader in publishing and direct marketing, and we create and deliver products that inform, enrich, entertain and inspire, including magazines, books, recorded music collections and home videos.

     We are best known for publishing our flagship Reader's Digest magazine. DeWitt and Lila Acheson Wallace founded Reader's Digest magazine in 1922. Today, Reader's Digest has a worldwide circulation of about 21 million and over 100 million readers each month. Reader's Digest is published in 48 editions and 19 languages.

     For additional information about Reader's Digest and its businesses, see "Where You Can Find More Information."

                                  THE OFFERING

Common Stock offered by the selling stockholder.............10,989,989 shares(1)

Common Stock outstanding before and after the offering......98,052,501 shares(2)

Use of proceeds.............................................We will not receive any proceeds from
                                                            this offering.

New York Stock Exchange symbol.............................."RDA"

 -----------

(1)  Assuming the underwriters will not exercise their overallotment option.

(2) Based on 98,052,501 shares of our Common Stock outstanding as of July 11, 2003. Does not include 13,774,903 shares of our Common Stock issuable upon the exercise of outstanding stock options as of that date.

     Unless we otherwise specifically indicate, the information in this prospectus assumes that the underwriters will not exercise their overallotment option.

SUMMARY HISTORICAL FINANCIAL INFORMATION

     The following table shows our summary historical financial information for each of the five fiscal years in the period ended June 30, 2002 and the nine months ended March 31, 2003 and 2002. We derived the consolidated income statement data for the fiscal years ended June 30, 2002, 2001, and 2000 and the consolidated balance sheet data as of June 30, 2002 and 2001 from audited consolidated financial statements contained in our annual report on Form 10-K for the fiscal year ended June 30, 2002, incorporated by reference in this prospectus. We derived the consolidated income statement data for the fiscal years ended June 30, 1999 and 1998 and the consolidated balance sheet data as of June 30, 2000, 1999 and 1998 from audited consolidated financial statements not incorporated by reference in this prospectus. We derived the consolidated income statement data for the periods ended March 31, 2003 and 2002 and the consolidated balance sheet data as of March 31, 2003 from unaudited consolidated financial statements contained in our quarterly report on Form 10-Q for the nine-month period ended March 31, 2003, incorporated by reference in this prospectus. Interim results are not necessarily indicative of those that would result for the entire year.

     This information is only a summary and you should read it together with the financial information incorporated by reference in this prospectus. See "Where You Can Find More Information" and "Selected Consolidated Financial Information."


                                     NINE MONTHS                                  FISCAL YEAR
                                    ENDED MARCH 31,                            ENDED JUNE 30,
                                ---------------------     -------------------------------------------------------------
                                 2003          2002         2002         2001          2000         1999         1998
                                ---------  ----------     ----------  ----------  ----------      --------      -------
                                                          (IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:

Revenues......................$  1,911.2   $   1,823.3   $   2,368.6  $   2,518.2  $   2,484.5   $   2,458.5  $   2,618.5
Operating profit..............$    145.1   $     151.1   $     157.7  $     229.0  $     253.8   $     129.1  $      30.2
Net income....................$     74.4   $      94.2   $      91.2  $     132.1  $     144.7   $     151.9  $      17.9
Basic and diluted
  earnings per share..........$ 0.75/0.74  $ 0.93/0.92   $ 0.90/0.89  $ 1.27/1.26  $ 1.35/1.34   $ 1.40/1.39  $      0.16
Dividends per common share....$      0.15  $      0.15   $      0.20  $      0.20  $      0.20   $      0.38  $      0.90
                              -----------  -----------   -----------  -----------  -----------   -----------  ------------




                                     NINE MONTHS                                  FISCAL YEAR
                                    ENDED MARCH 31,                            ENDED JUNE 30,
                                ---------------------     -------------------------------------------------------------
                                 2003          2002         2001         2000        1999           1998         1998
                                ---------  ----------     ----------  ----------  ----------      --------      -------
                                                         (IN MILLIONS, EXCEPT PER SHARE DATA)

BALANCE SHEET DATA:

Cash and cash
  equivalents, short-term
  investments and
  marketable securities....... $     81.7       $     114.7    $      47.3    $     227.6     $     437.2    $     126.1
Total assets.................. $  2,693.0       $   2,702.7    $   1,680.9    $   1,735.5     $   1,622.3    $   1,507.5
Long-term debt................ $    884.0       $     818.0    $       9.8    $       7.9     $       2.2    $        --
Stockholders' equity.......... $    439.6       $     471.9    $     459.8    $     478.8     $     385.1    $     262.2
Weighted-average common
  shares outstanding
  (basic and diluted).........  98.4/99.6       100.2/100.6    102.7/103.7    106.0/107.0     107.3/108.0    106.5/106.7
Book value per common
  share....................... $     4.46       $      4.71    $      4.47    $      4.51     $      3.59    $      2.46
                               ----------       -----------    -----------    -----------     -----------    -----------

                                USE OF PROCEEDS


     The selling stockholder identified in this prospectus is offering all 10,989,989 shares to be sold in this offering, along with the additional 1,648,498 shares to be sold if the underwriters exercise their overallotment option in full. We will not receive any proceeds from the sale of the shares of our Common Stock in this offering.


                          PRICE RANGE OF COMMON STOCK
                            AND DIVIDEND INFORMATION

     Our Common Stock is traded on the New York Stock Exchange under the symbol "RDA." Prior to completing our recapitalization on December 13, 2002, we had two outstanding classes of common stock: Class A Nonvoting Common Stock, par value $.01 per share, which traded under the symbol "RDA," and Class B Voting Common Stock, par value $.01 per share, which traded under the symbol "RDB." The first table below, which covers the period through December 13, 2002, shows the high and low sales prices on the New York Stock Exchange and dividend information for our previously outstanding Class A Nonvoting Common Stock and Class B Voting Common Stock, based on published financial sources. The second table below shows the high and low sales prices for shares of our currently outstanding Common Stock on the New York Stock Exchange and the dividend information for these shares from and after December 16, 2002, based on published financial sources.

  THROUGH DECEMBER 13, 2002: CLASS A NONVOTING COMMON STOCK AND CLASS B VOTING
                                  COMMON STOCK



                                                              CLASS A                     CLASS B               CASH
                                                              -------                     -------               ----
                                                           HIGH          LOW          HIGH         LOW        DIVIDENDS
                                                           ----          ---          ----         ---        ---------

FISCAL 2001
   First Quarter............................               $41.88        $33.13      $38.00        $29.63      $.05
   Second Quarter...........................                40.44         32.44       35.88         28.75       .05
   Third Quarter............................                40.50         26.25       35.25         23.25       .05
   Fourth Quarter...........................                29.98         25.50       27.10         23.00       .05
FISCAL 2002
   First Quarter............................               $28.64        $16.68      $26.40        $16.40      $.05
   Second Quarter...........................                23.56         15.65       22.65         15.70       .05
   Third Quarter............................                23.20         19.99       23.80         19.80       .05
   Fourth Quarter...........................                24.15         18.73       29.40         22.90       .05
FISCAL 2003
   First Quarter............................               $18.14        $14.70      $22.40        $18.10      $.05
   Second Quarter (through December 13, 2002)               17.17         13.89       20.69         16.60       .05


                 FROM AND AFTER DECEMBER 16, 2002: COMMON STOCK

                                                                                                   CASH
                                                                                                   ----
                                                            HIGH                   LOW           DIVIDENDS
                                                            ----                   ---           ---------

FISCAL 2003
   Second Quarter (December 16, 2002 and after)            $16.23                 $14.72             --
   Third Quarter..........................                  16.00                   9.50           $.05
   Fourth Quarter.........................                  13.81                  10.15

FISCAL 2004
   First Quarter (through July 22, 2003)...                $14.32                 $13.50



     On July 22, 2003, the last sale price of our Common Stock as reported on the New York Stock Exchange Composite Tape was $13.55.

     The trading prices of our Common Stock are influenced by, among other things, our results of operations, financial condition, cash requirements and future prospects and by general economic, financial and other factors and market conditions. We cannot assure you that the prices of our Common Stock will fall within the ranges shown in the table above in the future.

     Our board of directors will determine the payment and amount of any future dividends on the basis of our earnings, capital requirements, financial condition and other relevant factors.


                                 CAPITALIZATION

     The following table sets forth our condensed consolidated capitalization as of March 31, 2003.

                                                              MARCH 31, 2003
                                                             ------------------
                                                               (IN MILLIONS)
DEBT:
     Current debt......................................        $            32.7
     Long-term debt....................................                    884.0
                                                               -----------------
         Total debt....................................                    916.7

STOCKHOLDERS' EQUITY:
     Capital stock.....................................                     15.7
     Paid-in capital...................................                    216.2
     Retained earnings.................................                  1,320.0
     Accumulated other comprehensive loss..............                   (85.6)
     Treasury stock, at cost...........................                (1,026.7)
                                                              ------------------
         Total stockholders' equity....................                    439.6
                                                               -----------------
         Total capitalization..........................        $         1,356.3
                                                               =================

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The following table shows our selected historical financial information for each of the five fiscal years in the period ended June 30, 2002 and the nine months ended March 31, 2003 and 2002. We derived the consolidated income statement data for the fiscal years ended June 30, 2002, 2001, and 2000 and the consolidated balance sheet data as of June 30, 2002 and 2001 from audited consolidated financial statements contained in our annual report on Form 10-K for the fiscal year ended June 30, 2002, incorporated by reference in this prospectus. We derived the consolidated income statement data for the fiscal years ended June 30, 1999 and 1998 and the consolidated balance sheet data as of June 30, 2000, 1999 and 1998 from audited consolidated financial statements not incorporated by reference in this prospectus. We derived the consolidated income statement data for the periods ended March 31, 2003 and 2002 and the consolidated balance sheet data as of March 31, 2003 from unaudited consolidated financial statements contained in our quarterly report on Form 10-Q for the nine-month period ended March 31, 2003, incorporated by reference in this prospectus. Interim results are not necessarily indicative of those that would result for the entire year.

     This information is only a summary and you should read it together with the financial information incorporated by reference in this prospectus. See "Where You Can Find More Information."

INCOME STATEMENT DATA:


                                 NINE-MONTH PERIOD ENDED                          FISCAL YEAR ENDED
                                        MARCH 31,                                      JUNE 30,
                                 -----------------------    ------------------------------------------------------------
                                    2003         2002         2002         2001         2000         1999          1998
                                 ---------     --------     --------    ---------   ----------    ----------       -----
                                                           (IN MILLIONS, EXCEPT PER SHARE DATA)

Revenues......................   $ 1,911.2     $ 1,823.3    $ 2,368.6    $ 2,518.2    $ 2,484.5    $ 2,458.5    $ 2,618.5
Product, distribution and
   editorial expenses.........      (765.5)       (725.6)      (947.7)      (971.2)      (907.1)      (962.6)    (1,003.0)
Promotion, marketing and
   administrative expenses....      (987.3)       (946.6)    (1,236.5)    (1,299.6)    (1,320.2)    (1,328.9)    (1,515.3)
Other operating items, net....       (13.3)        --           (26.7)       (18.4)        (3.4)       (37.9)       (70.0)
                                -----------   ---------    -----------  -----------  -----------  -----------  -----------
   Operating profit...........       145.1         151.1        157.7        229.0        253.8        129.1         30.2
Other (expense) income, net...       (28.3)         (5.7)       (17.1)       (41.2)       (19.1)        82.6         11.3
                                -----------   -----------  -----------  -----------  ----------   ----------   ----------
   Income before provision
     for income taxes.........       116.8         145.4        140.6        187.8        234.7        211.7         41.5
Provision for income taxes....       (42.4)        (51.2)       (49.4)       (55.7)       (90.0)       (85.1)       (23.6)
                                -----------   -----------  -----------  -----------  -----------  -----------  -----------

Income before cumulative
   effect of change in
   accounting principles......        74.4          94.2         91.2        132.1      144.7          126.6         17.9

Cumulative effect of change in
   accounting principles for
   pension assets, net of tax
   provision
   of $15.2...................         --            --           --           --           --         25.3           --
                                ---------     ---------    ---------    ---------    ---------    ---------    ---------

Net income....................   $    74.4     $    94.2    $    91.2    $   132.1    $   144.7    $   151.9    $    17.9
                                ==========    ==========   ==========   ==========   ==========   ==========   ==========

Basic earnings per share:
   Weighted average common
   shares outstanding.........        98.4         100.5        100.2        102.7        106.0        107.3        106.5
                                ----------    ----------   ----------   ----------   ----------   ----------   ----------

   Before cumulative effect
     of change in accounting
     principles...............  $    0.75     $    0.93    $    0.90    $    1.27    $    1.35     $   1.16     $   0.16
   Cumulative effect of
     change in accounting
     principles...............         --            --           --           --           --         0.24           --
                                ---------     ---------    ---------    ---------    ---------    ---------    ---------

   Basic earnings per share:..   $   0.75      $   0.93     $   0.90     $   1.27     $   1.35     $   1.40     $   0.16
                                =========     =========    =========    =========    =========    =========    =========

Diluted earnings per share:
     Adjusted weighted
       average common shares
       outstanding............        99.6         100.8        100.6        103.7        107.0        108.0        106.7
                                ----------    ----------   ----------   ----------   ----------   ----------   ----------

     Before cumulative effect
       of change in
       accounting principles..   $   0.74      $   0.92     $   0.89     $   1.26     $   1.34     $   1.15     $   0.16
     Cumulative effect of
       change in accounting
       principles.............         --            --           --           --           --         0.24           --
                                ---------     ---------    ---------    ---------    ---------    ---------    ---------

Diluted earnings per share....   $   0.74      $   0.92     $   0.89     $   1.26     $   1.34     $   1.39     $   0.16
                                =========     =========    =========    =========    =========    =========    =========


BALANCE SHEET DATA:

                                NINE MONTHS                                     FISCAL YEAR
                              ENDED MARCH 31,                                 ENDED JUNE 30,
                              ---------------    -----------------------------------------------------------------------
                                    2003            2002           2001            2000            1999           1998
                              ---------------    ------------- --------------   -----------    -----------      --------
                                                         (IN MILLIONS, EXCEPT PER SHARE DATA)
Cash and cash
  equivalents, short-term
  investments and
  marketable securities.......$      81.7       $     114.7    $      47.3    $     227.6     $     437.2    $     126.1
Total assets..................$   2,693.0       $   2,702.7    $   1,680.9    $   1,735.5     $   1,622.3    $   1,507.5
Long-term debt................$     884.0       $     818.0    $       9.8    $       7.9     $       2.2    $        --
Stockholders' equity..........$     439.6       $     471.9    $     459.8    $     478.8     $     385.1    $     262.2
Weighted-average common
  shares outstanding
  (basic and diluted)........   98.4/99.6       100.2/100.6    102.7/103.7    106.0/107.0     107.3/108.0    106.5/106.7
Book value per common
  share.......................$      4.46       $      4.71    $      4.47    $      4.51     $      3.59    $      2.46


                             PRINCIPAL STOCKHOLDERS

     The following table summarizes information regarding the beneficial ownership of our Common Stock as of June 30, 2003. The stockholders identified below are the only stockholders we know that beneficially own more than five percent of our Common Stock. The information set forth below is based on information reported to us by those stockholders.


                                             AMOUNT AND NATURE    PERCENT
                                               OF BENEFICIAL        OF
   NAME AND ADDRESS OF BENEFICIAL OWNER          OWNERSHIP         CLASS
   -----------------------------------       ------------------   ------
   The Wallace Foundation                   12,638,487 shares     12.89%
   Two Park Avenue                          (sole voting and
   New York, NY  10016 (1)                  investment power)


   Highfields Capital Management LP         8,327,431 shares       8.49%
   200 Clarendon Street                     (sole voting and
   51st Floor                               investment power)
   Boston, MA  02117(2)

   FMR Corp.                                5,843,161 shares       5.96%
   82 Devonshire Street                     (32,158 sole voting
   Boston, MA  02109(3)                     and 5,843,161 sole
                                            investment power)

   Boston Partners Asset Management, L.P.   5,377,156 shares       5.48%
   One Financial Center                     (shared voting and
   43rd Floor                               investment power)
   Boston, MA  02111(4)

   T. Rowe Price Associates, Inc.           5,519,230 shares       5.63%
   100 East Pratt Street                    (1,457,030 sole
   Baltimore, MD  21202(5)                  voting and 5,519,230
                                            sole investment power)


   State Street Research & Management       4,944,761 shares       5.04%
     Company                                (sole voting and
   One Financial Center                     investment power)
   30th Floor
   Boston, MA 02111(6)

---------------------

(1) On April 18, 2003, the Lila Wallace-Reader's Digest Fund was merged into the DeWitt Wallace-Reader's Digest Fund, which then changed its name to "The Wallace Foundation." For further information on The Wallace Foundation, see "Selling Stockholder" below.

(2) As reported on a Schedule 13G/A filed with the Securities and Exchange Commission by Highfields Capital Management LP.

(3) As reported on a Schedule 13G filed with the Securities and Exchange Commission by FMR Corp.

(4) As reported on a Schedule 13G/A filed with the Securities and Exchange Commission by Boston Partners Asset Management, L.P.

(5) As reported on a Schedule 13G/A filed with the Securities and Exchange Commission by T. Rowe Price Associates, Inc.

(6) As reported on a Schedule 13G filed with the Securities and Exchange Commission by State Street Research & Management Company. State Street Research & Management Company may be deemed to have sole voting and dispositive power over the shares listed, but has disclaimed beneficial ownership of all such shares.

                              SELLING STOCKHOLDER

     The selling stockholder listed in the table below has indicated its intention to sell the number of shares of our Common Stock set forth below:


                                            SHARES BENEFICIALLY                            SHARES BENEFICIALLY
                                                OWNED PRIOR                                    OWNED AFTER
                                              TO THE OFFERING        SHARES SOLD               THE OFFERING
                                              ---------------            IN                    ------------
NAME OF SELLING STOCKHOLDER             NUMBER        PERCENT(1)     THE OFFERING       NUMBER      PERCENT(1)
---------------------------             ------        ----------     ------------       ------      ----------

The Wallace Foundation                 12,638,487      12.89%         10,989,989       1,648,498      1.68%

---------------------


(1) Based on 98,052,501 shares of our Common Stock outstanding as of July 11, 2003.

     The selling stockholder has granted the underwriters an option to purchase up to an additional 1,648,498 shares of our Common Stock to cover overallotments. If this option were exercised in full, the selling stockholder would own no shares of our Common Stock upon the conclusion of this offering.


     The DeWitt Wallace-Reader's Digest Fund, Inc. and the Lila Wallace-Reader's Digest Fund, Inc., which we refer to collectively as the Funds, have been substantial stockholders for more than ten years. On April 18, 2003, the Lila Wallace-Reader's Digest Fund was merged into the DeWitt Wallace-Reader's Digest Fund, which then changed its name to "The Wallace Foundation."

     On October 15, 2002, we entered into a revised recapitalization agreement with the Funds providing for a series of actions that resulted in all shares of our Class B Voting Common Stock and Class A Nonvoting Common Stock being recapitalized into a single class of common stock with one vote per share. The October 15, 2002 recapitalization agreement revised a recapitalization agreement that we entered into with the Funds on April 12, 2002. The October recapitalization agreement provided that:

o We would repurchase approximately 4.6 million shares of Class B Voting Common Stock from the Funds for $100 million in cash in the aggregate;

o Each share of Class A Nonvoting Common Stock would be recapitalized into one share of Common Stock having one vote per share; and

o Each remaining share of Class B Voting Common Stock would be recapitalized into 1.22 shares of Common Stock having one vote per share.

     In addition, the recapitalization agreement provided for the amendment of our charter to, among other things, reflect the reclassification of the stock, divide our board of directors into three classes and eliminate action by written consent of our stockholders. The transactions contemplated by the October recapitalization agreement were completed on December 13, 2002.

     Pursuant to the October 15, 2002 recapitalization agreement, we granted the Funds certain registration rights, in which we agreed that, subject to certain limitations, we would register for resale under the Securities Act of 1933, as amended, the shares of our Common Stock owned by them. This prospectus covers the offer and sale of 10,989,989 shares of our Common Stock by the selling stockholder, as well as the 1,648,498 shares that are subject to the underwriters' overallotment option.

     Pursuant to those registration rights provisions, we agreed to indemnify the selling stockholder against liabilities arising out of any actual or alleged material misstatements or omissions in the registration statement that we have filed relating to this offering or in this prospectus, other than liabilities arising from information supplied by the selling stockholder for use in connection with the registration statement or this prospectus. The selling stockholder has agreed to indemnify us against liabilities arising out of any actual or alleged material misstatements or omissions in the registration statement or in this prospectus to the extent that the misstatements or omissions were made in reliance upon written information furnished to us by the selling stockholder expressly for use in connection with the registration statement or this prospectus.

     Under those registration rights provisions, the selling stockholder agreed to pay all underwriting discounts and commissions incurred in connection with the sale of the shares offered hereby, as well as all filing fees, printing fees, expenses of complying with "blue sky" or state securities laws and reasonable fees and expenses relating to "road show" investor presentations. We and the selling stockholder agreed that we would each bear all fees and expenses of our own legal counsel, accountants and other advisors.

     The Wallace Foundation has nine members and a board consisting of nine directors. M. Christine DeVita, who is one of our directors, is also a member, President and a director of The Wallace Foundation. In connection with our recapitalization, we agreed to use our reasonable best efforts to cause one designee of The Wallace Foundation to be nominated and elected as a member of our board of directors until the earlier of our 2004 annual meeting of stockholders and the time when The Wallace Foundation owns less than 10% of our outstanding shares of Common Stock. Ms. DeVita has been a member of our board of directors for more than three years prior to the recapitalization. In addition, another member and director of the Funds was a member of our board of directors for more than three years prior to the Company's November 8, 2002 annual meeting of stockholders, at which time he did not stand for reelection.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

     We have one class of common stock, entitled Common Stock, and the total number of shares of authorized capital stock is 225,390,000, comprised as follows:

     o    200,000,000 shares of Common Stock, par value $.01 per share;

     o    40,000 shares of First Preferred Stock, par value $1.00 per share;

     o    120,000 shares of Second Preferred Stock, par value $1.00 per share;

     o 230,000 shares of Third Subordinated Preferred Stock, par value $1.00 per share; and

     o 25,000,000 shares of Preference Stock, par value $.01 per share, issuable in series.

     As of July 11, 2003, we had 98,052,501 shares of Common Stock issued and outstanding. As of July 11, 2003, we had outstanding and issued the following amounts of preferred stock and preference stock:

     o 29,720 shares of First Preferred Stock ($4.00 per annum dividend; $100.00 per share liquidation preference);

     o 103,720 shares of Second Preferred Stock ($4.00 per annum dividend; $100.00 per share liquidation preference);

     o 155,022 shares of Third Preferred Stock ($5.00 per annum dividend; $100.00 per share liquidation preference); and

     o    no shares of Preference Stock.

READER'S DIGEST COMMON STOCK

     The following is a description of our Common Stock.

     DIVIDEND RIGHTS. Holders of shares of our Common Stock are entitled to receive dividends as declared by our board of directors. However, no dividend will be declared or paid on the shares of Common Stock until we have paid (or declared and set aside funds for payment of) all dividends that have accrued on all classes of our preferred stock and preference stock.

     VOTING RIGHTS.

     o    Each share of our Common Stock is entitled to one vote per share.

     o Holders of shares of our Common Stock are not permitted to act by written consent in lieu of a meeting of stockholders.

     o In general, approval of matters submitted to a vote, other than the election of directors, requires the affirmative vote of a majority of the shares of Common Stock present in person or by proxy.

     o In general, directors are elected by a plurality of the shares of Common Stock present in person or by proxy.

     CLASSIFIED BOARD. Our board of directors is divided into three classes of directors, two classes comprised of three directors each and one class comprised of four directors. Directors hold office for staggered terms of three years each, so that the term of one class expires at each annual meeting.

     LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of Reader's Digest, after payments to holders of our preferred stock and preference stock of preferential amounts plus any accrued dividends, our remaining assets will be divided among holders of shares of our Common Stock.

     PREEMPTIVE OR OTHER SUBSCRIPTION RIGHTS. Holders of shares of our Common Stock do not have any preemptive rights to subscribe to any additional issue or sale of our capital stock or to acquire any security convertible into our capital stock.

     CONVERSION, REDEMPTION, SINKING FUND AND OTHER RIGHTS. No conversion, redemption or sinking fund provisions apply to shares of our Common Stock, and shares of our Common Stock are not liable to further call or assessment by us. All issued and outstanding shares of our Common Stock are fully paid and nonassessable.


     RESTRICTIONS ON ALIENABILITY. There are no restrictions on the alienability of shares of our Common Stock.

ANTI-TAKEOVER CONSIDERATIONS

     The Delaware General Corporation Law, our certificate of incorporation and our by-laws contain provisions that could serve to discourage or to make more difficult a change in control of us without the support of our board of directors or without meeting various other conditions.

     EXTRAORDINARY CORPORATE TRANSACTIONS. Delaware law provides that the holders of a majority of the shares entitled to vote must approve any fundamental corporate transactions such as mergers, sales of all or substantially all of a corporation's assets and dissolutions.

     STATE TAKEOVER LEGISLATION. Section 203 of the Delaware General Corporation Law, in general, prohibits a business combination between a corporation and an interested stockholder within three years of the time the stockholder became an interested stockholder (i.e. any person owning 15% or more of the outstanding voting stock of the corporation, or the person's affiliates or associates), unless (a) prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans or (c) at or subsequent to such time, the business combination is approved by the board of directors and authorized by the affirmative vote at a stockholders' meeting of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. The restrictions of Section 203 of the Delaware General Corporation Law do not apply to corporations that have elected, in the manner provided therein, not to be subject to Section 203 of the Delaware General Corporation Law or, with certain exceptions, that do not have a class of voting stock that is listed on a national securities exchange or authorized for quotation on Nasdaq or held of record by more than 2,000 stockholders. We have elected to be governed by Section 203 of the Delaware General Corporation Law.

     RIGHTS OF DISSENTING STOCKHOLDERS. Delaware law does not afford appraisal rights in a merger transaction to holders of shares that are either listed on a national securities exchange, quoted on Nasdaq or held of record by more than 2,000 stockholders, provided that those shares will be converted into stock of the surviving corporation or stock of another corporation that is listed on a national securities exchange, quoted on Nasdaq or held of record by more than 2,000 stockholders. In addition, Delaware law denies appraisal rights to stockholders of the surviving corporation in a merger if the surviving corporation's stockholders were not required to approve the merger.

     STOCKHOLDER ACTION BY WRITTEN CONSENT. Delaware law provides that, unless otherwise stated in the certificate of incorporation, any action which may be taken at an annual meeting or special meeting of stockholders may be taken without a meeting, if a consent in writing is signed by the holders of the outstanding stock having the minimum number of votes necessary to authorize the action at a meeting of stockholders. Our certificate of incorporation prohibits stockholder action by written consent.

     SPECIAL MEETINGS OF STOCKHOLDERS. Our by-laws provide that special meetings of the stockholders may be called at any time only by the chairman of the board or the board of directors and that only business described in the company's notice of meeting may be brought before a special meeting of stockholders.

     CUMULATIVE VOTING. Delaware law permits stockholders to cumulate their votes and either cast them for one candidate or distribute them among two or more candidates in the election of directors only if expressly authorized in a corporation's charter. Our certificate of incorporation does not authorize cumulative voting.

     REMOVAL OF DIRECTORS. Delaware law provides that, except in the case of a classified board of directors or where cumulative voting applies, a director, or the entire board of directors, of a corporation may be removed, with or without cause, by the affirmative vote of a majority of the shares of the corporation entitled to vote at an election of directors. We have a classified board. As a result, the directors are removable only for cause.

     VACANCIES. Delaware law provides that vacancies and newly created directorships resulting from a resignation or any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office or by a majority of the stockholders of the corporation entitled to vote, unless the governing documents of a corporation provide otherwise.

     Our by-laws provide that any vacancy on the board of directors, whether arising from death, resignation, removal, disability, an increase in the number of directors or any other cause, may be filled only by a majority vote of the remaining directors, though less than a quorum.

TRANSFER AGENT AND REGISTRAR

     Mellon Investor Services, LLC acts as transfer agent and registrar for our Common Stock.

                             VALIDITY OF SECURITIES

     The validity of the shares of our Common Stock offered hereby will be passed upon for us by C.H.R. DuPree, Esq., Vice President, Corporate Secretary and Associate General Counsel of Reader's Digest. Mr. DuPree is a participant in Reader's Digest's stock incentive plans and various other stock benefit plans offered to employees of Reader's Digest. The underwriters have been represented in this transaction by Cravath, Swaine & Moore LLP, New York, New York. The selling stockholder has been represented in this transaction by Shearman & Sterling LLP, New York, New York.

                                    EXPERTS

     Our consolidated financial statements as of June 30, 2002 and 2001, and for each of the years in the three-year period ended June 30, 2002, have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent accountants, and upon the authority of that firm as experts in accounting and auditing.

     The audit report covering the June 30, 2002 financial statements refers to a change in accounting for the cost of certain inventories from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method and the adoption of Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Intangible Assets."

                                  UNDERWRITING

     We, the selling stockholder and the underwriters for the offering named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are the representatives of the underwriters.




             UNDERWRITERS                                            NUMBER OF
             ------------                                            ----------
                                                                       SHARES
                                                                      ----------
 Goldman, Sachs & Co..............................................
 Merrill Lynch, Pierce, Fenner & Smith
         Incorporated.............................................
                                                                      ==========
             Total................................................    10,989,989
                                                                      ==========



     The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

     If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 1,648,498 shares from the selling stockholder to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

     The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the selling stockholder. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 1,648,498 additional shares.

                                                Paid by the Selling Stockholder
                                                -------------------------------

                                                  NO EXERCISE     FULL EXERCISE
                                                  -----------     -------------
Per Share..................................        $                $
Total......................................        $                $

     Shares sold by the underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $     per share from the initial price to public. Any such securities dealers may resell any shares purchased from the underwriters to certain other
brokers or dealers at a discount of up to $     per share from the initial price
to public. If all the shares are not sold at the initial price to public, the representatives may change the offering price and the other selling terms.

     Reader's Digest has agreed with the underwriters that, during the period beginning from the date of this prospectus and continuing to and including the date 90 days after the date of this prospectus, it will not offer, sell, contract to sell or otherwise dispose of any Common Stock or other securities of Reader's Digest (other than pursuant to employee benefit and compensation plans existing on the date of this prospectus, on the conversion or exchange of convertible or exchangeable securities outstanding on the date of this prospectus, or to employees hired on or after the date of this prospectus in the ordinary course of our business) which are substantially similar to the Common Stock, or which are convertible or exchangeable into Common Stock or other securities which are substantially similar to the Common Stock, without the prior written consent of the representatives.

     The selling stockholder has agreed with the underwriters that, during the period beginning from the date of this prospectus and continuing to and including the date 90 days after the date of this prospectus, the selling stockholder will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of our Common Stock, or any options or warrants to purchase any shares of our Common Stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of our Common Stock without the prior written consent of the underwriters (subject to limited exceptions). The selling stockholder has also agreed that this agreement applies to any hedging or other transaction that is designed to or that reasonably could be expected to lead to or result in a sale or disposition of our Common Stock even if our Common Stock would be disposed of by someone other than such stockholder.

     In connection with the offering, the underwriters may purchase and sell shares of Common Stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Common Stock while the offering is in progress.

     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Common Stock. As a result, the price of the Common Stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

     Reader's Digest and the selling stockholder estimate that their share of the total expenses of this offering, excluding underwriting discounts and
commissions, will be approximately $         and $          , respectively.

     Reader's Digest and the selling stockholder have agreed to indemnify the several underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended.

     Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for Reader's Digest and the selling stockholder, for which they have and will, as applicable, receive customary fees and expenses.

================================================================================

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.



                       -----------------
                       TABLE OF CONTENTS
                                                           PAGE
Prospectus Summary........................................   6
Use of Proceeds...........................................   8
Price Range of Common Stock and Dividend Information......   8
Capitalization............................................   9
Selected Consolidated Financial Information..............   10
Principal Stockholders...................................   13
Selling Stockholder......................................   14
Description Of Capital Stock.............................   16
Validity of Securities...................................   18
Experts..................................................   19
Underwriting.............................................   20


================================================================================


                                10,989,989 Shares

                      THE READER'S DIGEST ASSOCIATION, INC.

                                  Common Stock



                               ------------------

                               [GRAPHIC OMITTED]

                               ------------------



                              GOLDMAN, SACHS & CO.

                               MERRILL LYNCH & CO.

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following are the estimated expenses (except for the SEC registration and NASD filing fees), other than underwriting discounts and commissions, to be incurred in connection with the issuance and distribution of the securities registered under this Registration Statement:


                                                                         TO BE PAID BY          TO BE PAID BY
                                                                            READER'S               SELLING
                                                                             DIGEST              STOCKHOLDER
                                                                        ---------------    -------------------

 SEC registration fee...................................................    $     --               $  13,792.90
 NASD filing fee........................................................          --                  17,550.00
 Fees and expenses of qualification under state securities
    laws (including legal fees).........................................          --                      *
 Printing and engraving expenses........................................          --                      *
 Legal fees and expenses................................................           *                      *
 Accounting fees and expenses...........................................           *                      *
 Miscellaneous..........................................................           *                      *
                                                                            -----------            --------
    Total...............................................................    $      *               $      *

                                                                            ===========            ========

 ---------------
 * To be provided by amendment.


ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Registrant's Restated Certificate of Incorporation provides that Registrant shall indemnify each officer or director of Registrant to the fullest extent permitted by law, subject to the limitations set forth in Registrant's Amended and Restated By-Laws. The By-Laws provide that Registrant shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person's testator or intestate is or was a director or officer of Registrant or serves or served at the request of Registrant any other enterprise as a director or officer. Expenses incurred by any such person in defending any such action, suit or proceeding shall be paid or reimbursed by Registrant promptly upon receipt by it of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by Registrant. The rights of any person under the by-laws shall be enforceable against Registrant by such person who shall be presumed to have relied upon them in serving or continuing to serve as a director or officer as provided above. Notwithstanding the foregoing, and except as otherwise provided by law, Registrant may not make any payment for indemnification pursuant to the by-laws to any person to the extent of the amount of such payment that would result in the imposition of an excise tax under Chapter 42 of the Internal Revenue Code of 1986, as amended.

     Section 145 of the Delaware General Corporation Law provides, in substance, that Delaware corporations shall have the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any such actions, suits or proceedings. The Delaware General Corporation Law also provides that Delaware corporations may purchase insurance on behalf of any director, officer, employee or agent.

     Registrant may purchase and maintain insurance on behalf of any director, officer, employee or agent of the Registrant or another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any expenses incurred in any proceeding and any liabilities asserted by him or her by reason of such persons being or having been such a director, officer, employee or agent, whether or not Registrant would have the power to indemnify such person against such expenses and liabilities under the provisions of the Restated Certificate of Incorporation or otherwise. Registrant maintains such insurance on behalf of its directors and officers.

     Registrant has entered into indemnification agreements with Registrant's directors and executive officers. In each indemnification agreement, Registrant has agreed to indemnify the person named as indemnitee for expenses and losses, including reasonable attorneys' fees, judgments, penalties, fines and amounts paid in settlement, actually and reasonably paid or incurred by that person in connection with certain civil or criminal actions or administrative proceedings because of that person's role as a director or officer, to the fullest extent permitted under law. Registrant also has agreed to pay in advance expenses incurred by the indemnified person in connection with such proceedings. In the case of a proceeding by or in the right of the Registrant in which the indemnified person is found by a court to be liable to the Registrant, no indemnification will be made unless and only to the extent that the Delaware Court of Chancery or the court where the proceeding was brought determines that that person is fairly and reasonably entitled to indemnification despite the finding of liability. Each indemnified person is also entitled to indemnification for expenses actually or reasonably incurred in connection with appearing as a witness in a proceeding. The indemnification agreements contain detailed procedures for determination of entitlement to indemnification. Each indemnification agreement permits the indemnified person to bring a lawsuit to enforce his or her rights under the indemnification agreement and to recover the expenses of such a lawsuit. The indemnification agreements are governed by Delaware law. The indemnification agreements are in addition to and are not intended to diminish any of the rights of indemnification under the Registrant's Restated Certificate of Incorporation, Registrant's Amended and Restated By-Laws, any agreement or otherwise.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  EXHIBIT
  NUMBER                        DESCRIPTION
  -------                       -----------

   1*     Form of Underwriting Agreement

   4.1 Restated Certificate of Incorporation of The Reader's Digest Association, Inc. filed with the State of Delaware on July 8, 2003

   4.2 Amended and Restated By-Laws of The Reader's Digest Association, Inc., effective December 13, 2002, filed as Exhibit 3.2 to the registrant's Form 10-Q for the quarterly period ended December 31, 2002, is incorporated herein by reference

   5* Opinion of C.H.R. DuPree, Esq., Vice President, Corporate Secretary and Associate General Counsel of the registrant, relating to the legality of the securities being registered


   23.1 Consent of C.H.R. DuPree, Esq., Vice President, Corporate Secretary and Associate General Counsel of the registrant (contained in the opinion filed as Exhibit 5 to the registration statement)


   23.2     Consent of KPMG LLP

   24.1 Power of Attorney (included in the signature pages to this Registration Statement)

 -----------------

 *     To be filed by amendment.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (3) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (4) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, The Reader's Digest Association, Inc. has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Pleasantville, New York on July 23, 2003.


                                  THE READER'S DIGEST ASSOCIATION, INC.


                                  By: /s/ Thomas O. Ryder
                                      ------------------------------------------
                                  Name:    Thomas O. Ryder
                                  Title:   Chairman of the Board and
                                           Chief Executive Officer


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael A. Brizel, Clifford H.R. DuPree, Michael
S. Geltzeiler and William H. Magill, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and a registration statement related to the offering contemplated by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date first above indicated:


         SIGNATURE                               TITLE
         ---------                               -----

/s/ Thomas O. Ryder                    Chairman of the Board and Chief Executive
------------------------------------   Officer and Director (Principal Executive
      Thomas O. Ryder                  Officer)

/s/ Michael S. Geltzeiler              Senior Vice President and Chief Financial
------------------------------------   Officer (Principal Financial Officer)
   Michael S. Geltzeiler

/s/ Thomas D. Barry                    Vice President and Corporate Controller
------------------------------------   (Principal Accounting Officer)
       Thomas D. Barry

/s/ Jonathan B. Bulkeley
-----------------------------------
     Jonathan B. Bulkeley               Director

/s/ Herman Cain
-----------------------------------
     Herman Cain                        Director

/s/ Lynne V. Cheney
-----------------------------------
     Lynne V. Cheney                    Director

/s/ M. Christine DeVita
-----------------------------------
    M. Christine DeVita                  Director


/s/ William E. Mayer
-----------------------------------
     William E. Mayer                    Director


/s/ James E. Preston
-----------------------------------
     James E. Preston                    Director


/s/ Lawrence R. Ricciardi
-----------------------------------
     Lawrence R. Ricciardi               Director


/s/ William J. White
-----------------------------------
     William J. White                    Director

/s/ Ed Zschau
-----------------------------------
        Ed Zschau                        Director

                                  EXHIBIT INDEX
                                  -------------

EXHIBIT
 NUMBER                      DESCRIPTION
-------                      -----------

 1*      Form of Underwriting Agreement

 4.1 Restated Certificate of Incorporation of The Reader's Digest Association, Inc. filed with the State of Delaware on July 8, 2003

 4.2 Amended and Restated By-Laws of The Reader's Digest Association, Inc., effective December 13, 2002, filed as Exhibit 3.2 to the registrant's Form 10-Q for the quarterly period ended December 31, 2002, is incorporated herein by reference

 5* Opinion of C.H.R. DuPree, Esq., Vice President, Corporate Secretary and Associate General Counsel of the registrant, relating to the legality of the securities being registered

 23.1 Consent of C.H.R. DuPree, Esq., Vice President, Corporate Secretary and Associate General Counsel of the registrant (contained in the opinion filed as Exhibit 5 to the registration statement)

 23.2     Consent of KPMG LLP

 24.1 Power of Attorney (included in the signature pages to this Registration Statement)

-----------------
* To be filed by amendment.